Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY ANNOUNCES AGREEMENT TO

ACQUIRE CRAVE ENTERTAINMENT GROUP

Crave Entertainment Group is a distributor of video game software, hardware and accessories

Troy, Michigan – October 21, 2005, Handleman Company (NYSE: HDL), www.handleman.com, today announced that it has entered into a purchase agreement to acquire privately-owned Crave Entertainment Group, Inc. (“CEG”), a distributor of video game software, hardware and accessories to major retailers throughout the United States. Products distributed by CEG support all Sony, Nintendo and Microsoft video game platforms. The transaction, which is expected to close in the next 45 days, is subject to regulatory approvals, the obtaining of adequate financing and other customary closing conditions.

CEG, headquartered in Newport Beach, California, distributes video game software, hardware and accessories to more than 30,000 retail stores. This includes exclusive distribution of CEG branded video games. Customers include: Sam’s Club, Costco, Toys”R”Us, GameStop, Best Buy, Target, K•B Toys, Army & Air Force Exchange Service (AAFES), and other national and regional retailers. CEG’s sales for the 12 months ended August 2005 were approximately $240 million.

Stephen Strome, Handleman Company Chairman and Chief Executive Officer said, “The acquisition of CEG expands our customer base, broadens our product line and will be immediately accretive to earnings. Video game software is one of the fastest growing entertainment product lines, with industry growth expected to exceed an 8% compounded annual growth rate over the next four years. In addition, we expect the combination of Handleman Company and CEG will provide growth opportunities for both organizations through cross-selling customers, services and products.”

CEG purchases video game software, hardware and accessories from several different suppliers, including major industry publishers and hardware manufacturers. In addition to the distribution of video game software, hardware and accessories, CEG offers its retail customers:

•	Integrated vendor managed inventory,

•	Direct-to-store shipments of shelf ready products,

•	Assortment planning and product procurement,

•	Promotional planning and execution,

•	Merchandising and display support, and

•	Dedicated support personnel.

Transaction

The purchase price for CEG is $72 million plus the assumption of working capital debt. The transaction also includes additional consideration based upon achievement of performance goals through calendar year 2007 that could add up to an additional $23 million to the purchase price. The purchase price will be paid in cash and is expected to result in earnings accretion for the second half of Handleman Company’s fiscal year 2006 of approximately $.10 per fully diluted share, depending on the date the transaction is closed and final allocation of the purchase price.

Integration

Handleman Company’s suite of proprietary category management systems, programs and processes will be made available to CEG to further enhance its category management and distribution of video game software. Senior executives of CEG will continue with the company, including Nima Taghavi, founder and Chief Executive Officer; Robert Dyer, Chief Operating Officer; and Michael Maas, President. Nima Taghavi commented, “We are excited to consummate this partnership with Handleman Company. We expect CEG’s growth in the video game category to be enhanced by leveraging the resources of Handleman. They are proven experts in category management with extensive experience and investments in systems, processes, distribution, and field merchandising.”

Share Repurchase Program

Financing for the transaction is expected to be sufficient and flexible enough to allow Handleman Company to continue repurchasing shares under its current share repurchase authorization, established in February 2005. The authorization allows the Company to repurchase 15% of its outstanding common stock at the time of the authorization, or approximately 3.3 million shares. Currently the Company has repurchased 1.3 million shares, with approximately 2.0 million shares remaining under this authorization. The Company expects to continue its share repurchase initiative subject to market conditions and customary closed window periods. As of October 20, 2005 the Company had 20,755,299 shares outstanding.

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the closing of the Crave Entertainment transaction, achievement of business integration objectives, ability to secure financing on acceptable terms, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:	Media Relations:
Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum,	Fred Marx
Sr. Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

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